Exhibit (k)(5)

KENNEDY LEWIS CAPITAL COMPANY

MULTIPLE CLASS PLAN

[ ], 2024

This Multiple Class Plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Kennedy Lewis Capital Company, a Delaware statutory trust (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is a closed-end management investment company that has elected to be regulated as a business development company;

WHEREAS, the Company has applied for exemptive relief from the Securities and Exchange Commission that permits it to issue multiple classes of shares, and one of the conditions of this relief is that the Company must comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to business development companies;

WHEREAS, the shares of beneficial interest of the Company (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Company desires to adopt this Plan in order that the Company may issue multiple classes of Shares (each, a “Class”); and

WHEREAS, the Board of Trustees of the Company (the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Company (the “Independent Trustees”), in considering whether the Company should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Company;

NOW THEREFORE, the Company adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.       The effective date of this Plan shall be the date upon which the Company has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to more than one Class.

2.       The Company may issue Shares in one or more Classes, as set forth in Exhibit A. Shares so issued will have the rights and preferences set forth in the Company’s Second Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws (each as may be further amended and restated from time to time), any applicable resolutions adopted by the Board from time to time and the Company’s then current registration statement under the Securities Act relating to the Classes.

3.       Shares issued in Classes will be issued subject to, and in accordance with, the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a)       each Class will have a different arrangement for shareholder services or the distribution of Shares or both, and will pay all of the expenses of that arrangement, as set forth in Exhibit A;

(b)       each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Company’s assets (other than incentive fees), if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c)       each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d)       each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class;

(e)       except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class; and

(f)       Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Company (an “intra-Company exchange”), if and to the extent an applicable intra-Company exchange privilege is disclosed in the Company’s prospectus as from time to time in effect (together with the Company’s statement of additional information as from time to time in effect, the “Prospectus”) and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Company exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

4.       Nothing in this Plan will be deemed to require the Company to take any action contrary to its Second Amended and Restated Agreement and Declaration of Trust or Amended and Restated Bylaws, each as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Company.

5.       This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

6.       This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board, and a majority of the Independent Trustees.

7.       This Plan will be construed in accordance with the internal laws of the State of Delaware and the applicable provisions of the 1940 Act.

8.       If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

2

EXHIBIT A

Classes as of [ ], 2024

Shareholder Servicing and/or Distribution Fee

(calculated per annum as a percent of the

aggregate NAV of outstanding shares as of the beginning of the first calendar day of each applicable month)

Class

Class I	N/A

Class S	0.85% shareholder servicing and/or distribution fee

Class D	0.25% shareholder servicing and/or distribution fee